LAW OFFICE OF BRADLEY D. HARRISON
8318 Trail Lake Dr.
Rowlett,  Texas  75088
Ph. 972-412-5041 Fax. 214-607-1729

April 1, 2010

Unite States Securities and Exchange Commission
100 F Street
Washington, D.C.  20549

RE:  Legal opinion pursuant to SEC Form S-1 Registration Statement-
        Specialty Contractors, Inc., (the “Company”), a Nevada corporation

To whom it may concern,

I have acted as special counsel to the Company for the limited purpose of rendering this opinion in connection with the Registration Statement on Form S-1 which is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the registration and proposed sale of up to 750,000 shares of the Company’s Common Stock, par value $.001 per share (the “shares”) which may be sold at a price of $0.75 per share, pursuant to a resolution of the Board of Directors dated January 22, 2010 authorizing such issuance.  The Registration statement on Form S-1 covering the offering and sale of the Shares (the “Registration Statement”) is expected to be filed with the Securities and Exchange Commission on or about the date hereof.

I have examined and relied upon the originals, certified, conformed or photostatic copies of the Company’s:

(i)	Articles of Incorporation
(ii)	Bylaws
(iii)	Records of all corporate proceedings relating to the Registration Statement

In addition, I have also examined such matters of law and such certificates, documents and records of public officials and of the Company as I have deemed necessary for the purposes of rendering the opinions expressed below.  In making the foregoing examinations, I have assumed the following;  the genuineness of all signatures on original documents, the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

Based solely upon the foregoing, and limited in all respects to the corporate laws of the State of Nevada and the federal laws of the United States of America, it is my opinion that the Shares have been duly authorized and, when issued and delivered in the manner referred to in the Registration Statement against receipt by the Company of the agreed consideration therefor, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement to be filed on Form S-1 and to the reference to my firm in the Prospectus under the caption “Legal Matters”.  In giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Bradley D. Harrison
Bradley D. Harrison